SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.  20549

                                Form 8-K

          Current Report Pursuant to Section 13 or 15 (d) of
                     The Securities Act of 1934

Date of Report (Date of earliest event reported)    October 15, 1998


                         COVEST BANCSHARES, INC.

                       --------------------------

        (Exact name of registrant as specified in its charter)

          DELAWARE              0-20160            36-3820609
          --------              -------            ----------

     (State or other       (Commission File         (I.R.S.
   Employer Jurisdiction    Number)                 Identification
   No.)                                             No.)


           749 Lee Street, Des Plaines, Illinois    60016
         --------------------------------------------------
        (address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (847) 294-6500








Item 5.  OTHER EVENTS

On Thursday, October 15, 1998, the Company issued a press release pertaining to net income for the quarter ended September 30, 1998. The text of the press release is attached hereto as Exhibit 99.1

Item 7.  EXHIBIT 99.1



SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  October 15, 1998

                                    By:/s/ R. Kennedy Alger
                                       ------------------------
                                    Name:  R. Kennedy Alger
                                    Title: Senior Vice President &
                                           Lending Officer

                                    By:/s/ Paul A. Larsen
                                       ------------------------
                                    Name:  Paul A. Larsen
                                    Title: Senior Vice President and
                                           Chief Financial Officer








Item 7.  Exhibit 99.1


CoVest Bancshares, Inc. Announces Third Quarter Results

DES PLAINES, IL October 15, 1998 - CoVest Bancshares, Inc. (Nasdaq/COVB), the holding company for CoVest Banc, Des Plaines, Illinois, today announced that net income for the three months ended September 30, 1998 totaled $899,000, or $0.22 (basic) and $0.20 (diluted) earnings per share, versus $1,040,000, or $0.24 (basic) and $0.23 (diluted) earnings per share for the third quarter in 1997. Excluding $186,000 in after tax non-recurring expenses related to the departure of the chief executive officer, net income for the third quarter of 1998 would have been $1,085,000.

For the first nine months of 1998, the Company earned $2,881,000 versus $3,345,000 for the like period in 1997. This represents
$0.68 (basic) and $0.63 (diluted) versus $0.77 (basic) and $0.74
(diluted) for the first nine months of 1997.

The Company's net interest margin decreased 7 basis points, to 3.01% for the third quarter of 1998 from 3.08% for the third quarter of 1997. The interest rate spread, however, increased by 4 basis points, and averaged 2.58% during the third quarter of 1998 and 2.54% during the third quarter of 1997.

The Company's net interest income increased by 8%, to $4,175,000 for the three months ended September 30, 1998, compared to $3,872,000 for the third quarter of 1997.

The provision for possible loan losses was $399,000 for the third quarter of 1998 versus $430,000 for the like period in 1997. This increased the reserve for possible loan losses to 1.14% of total loans as of September 30, 1998.

During the third quarter, the Company funded in excess of $31 million in commercial loans, commercial real estate loans, construction loans, multi-family loans and investment grade
equipment leases.   On a year-to-date basis the Company has funded
over $96 million in new commercial related loans and leases. The composition of the loan portfolio continues to change as commercial loans now represent 2%, commercial real estate loans represent 15%, multi-family loans represent 9%, construction loans represent 8%, and leases represent 10%. These loans now represent 44% of total loans receivable, up from 23% at year-end 1997, and up from less than 18% at September 30, 1997. As of September 30, 1998, the Bank had $ 23 million of approved and accepted commitments outstanding which should be funded in the next 90 days.

During the first nine months of 1998, residential mortgage loans decreased by $64 million, or over 27% of the December 31, 1997 outstanding balance, as borrowers took advantage of lower rates and refinanced their mortgages. The CoVest Banc mortgage centers in McHenry and Aurora, Illinois, processed many of the refinanced mortgages which are then sold on a service released basis to the investor market. The mortgage centers have almost $5 million of loans for sale outstanding at September 30, 1998, and have processed about 460 loans which represent $60 million in new investor loan fundings. The payoffs in mortgage loans, offset by the anticipated growth in commercial loans, commercial real estate loans, construction loans, multi-family loans, and commercial equipment leases, will continue to make this segment a larger percentage of the Bank's overall loan portfolio and assets mix.

Non-interest income excluding security gains increased $648,000, or 109%, from the comparable quarter last year. Loan charges and servicing fees increased by 248%, or $374,000 to $626,000. The Bank collected commercial real estate prepayment fees as a result of the general decline in interest rates. The Bank also collected $276,000 in loan service release fees primarily from the activity being generated by the mortgage centers. Deposit related fees increased by $29,000 to $258,000, and income from sales of annuities and securities by CoVest Investments increased by $35,000 to $47,000. Realized gains of $81,000 on sales of securities were also recorded. This is a decrease of $235,000 in net gains on security sales from the comparable quarter in 1997.

Non-interest expense increased $990,000, or 36%, for the third quarter of 1998 from the comparable quarter in 1997. Over $310,000 of this increase related to the recognition of salary, the engagement of a search firm, and legal expenses due to the departure of the Chief Executive Officer. Commissions and employee sales incentives, mostly attributed to the mortgage center grew to $181,000 from $39,000 in the third quarter of 1997. Other operating expenses increased by $112,000 for occupancy costs at the mortgage centers and remodeling of the Des Plaines facility, and a $41,000 increase in data processing expenses. These increases were offset by a $48,000 decrease in advertising in 1998 from 1997 as a substantial portion of the 1997 advertising expenses related to the Bank's name change.

The Company's assets decreased by $2 million to $581 million as of September 30, 1998, from $583 million at December 31, 1997.

At September 30, 1998, the allowance for possible loan losses amounted to $4.8 million, or 458% of non-performing loans as compared to a 305% coverage at December 31, 1997.

At September 30, 1998, total non-performing assets amounted to $1.1 million, or 0.19% of total assets compared to $1.3 million, or 0.22% of total assets at December 31, 1997.

Total deposits decreased by 7% to $346 million from $372 million at December 31, 1997. This decrease was primarily a reduction in certificate of deposit balances which was partially offset by the acquisition of balances in Preferred Money Market accounts.

Stockholders' equity in CoVest Bancshares, Inc. totaled $46.6 million at September 30, 1998. At the end of the third quarter, the number of common shares outstanding was 4,271,203 and the book value per common share outstanding was $10.92. The Company repurchased 72,835 shares during the third quarter at an average price of $17.10. This compares to December 31, 1997, when the number of common shares outstanding was 4,365,761 and the book
value per common share outstanding was $11.06.   The Company
announced its most recent stock repurchase plan on August 25, 1998. This enables the Company to purchase up to 100,000 shares of its outstanding shares in the open market and/or through privately negotiated transactions. Only 17,835 shares have been repurchased under the current stock repurchase program.

Returns on average equity and average assets during the third quarter were 7.65% and 0.62% respectively during 1998 compared to 9.07% and 0.80% in 1997. Returns on average equity and average assets for the first nine months of 1998 was 8.05% and 0.66% respectively during 1998 compared to 9.52% and 0.83% in 1997.













COVEST BANCSHARES, INC.
FINANCIAL HIGHLIGHTS
	(financials in thousands, except per share)

                      	   Sept 30.1998   Dec 31,1997  	Change

Selected Financial Condition Data: (unaudited)

TOTAL ASSETS                  $	580,529   $ 582,722    	  0%
 Investment Securities          139,484     164,172    	-15%
 Loans receivable, Net          413,534     377,509    	 10%
 Deposits                       346,410     371,752    	- 7%
 Stockholders' Equity            46,621      48,294    	- 3%
Selected Asset Quality Ratios:
 Total non-performing loans       1,044       1,304     -20%
 Non-performing loans to
   Loans Receivable, Net           0.25%       0.35%    -27%
 Total non-performing assets      1,116       1,306     -15%
 Non performing assets to
  Total Assets                     0.19%       0.22%   	-14%
 Total Allowance for
  Loan Losses                     4,783       3,979      20%
 Allowance for Loan Losses
  to non-performing loans          4.58x       3.05x     50%





Three Months Ended Sept 30         1998        1997
Selected Income Data:         (unaudited)   	(unaudited)
 Net Interest Income            $ 4,175     $ 3,872       8%
 Provision for loan losses          399         430     - 7%
 Net Interest Income after
   provision for loan loss        3,776       3,442      10%
 Non-interest income, excluding
   security gains                 1,241	        593     109%
 Security Gains                      81         316     -74%
 Non-interest expense             3,739       2,749      36%
 Income before income taxes       1,359       1,602     -15%
 Income tax expense                 460         562     -18%
Net income                        $ 899     $ 1,040     -14%
Earnings per share:
 Basic                           $ 0.22      $ 0.24     - 8%
 Diluted                       	 $ 0.20      $ 0.23     -13%
 Selected Operating Ratios:
 Return on Average Assets          0.62%       0.80%    -23%
 Return on Average Equity          7.65%       9.07%    -16%
 Operating expenses to
   average assets                  2.56%       2.12%     21%
 Net Interest rate spread          2.58%       2.54%      2%
 Net interest rate margin          3.01%       3.08%    - 2%








Nine Months Ended Sept 30          1998        1997
Selected Income Data:          (unaudited)    (unaudited)
 Net Interest Income           $ 12,191     $ 11,550       6%
 Provision for loan losses        1,567        1,183      32%
 Net Interest Income after
   provision for loan losses     10,624       10,367       2%
 Non-interest income, excluding
   security gains                 3,287        1,622     103%
 Security Gains                     800        1,190     -33%
 Non-interest expense            10,335        8,058      28%
 Income before income taxes       4,376        5,121     -15%
 Income tax expense               1,495        1,776     -16%
 Net income                    $  2,881    $   3,345     -14%
 Earnings per share:
 Basic                         $   0.68     $   0.77     -12%
 Diluted                       $   0.63     $   0.74     -15%
Selected Operating Ratios:
 Return on Average Assets          0.66%        0.83%    -20%
 Return on Average Equity          8.05%        9.52%    -15%
 Operating expenses to
   average assets                  2.37%        2.00%     19%
 Net interest rate spread          2.51%        2.47%      2%
 Net interest rate margin          2.94%        2.97%    - 1%


</TEXT